Exhibit 3.1

ARTICLES OF AMENDMENT

 TO THE ARTICLES OF INCORPORATION

 OF

 CLEARTRONIC, INC.

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1.  The name of the corporation is Cleartronic, Inc. (the “Corporation”).

2.  ARTICLE SECOND of the Articles of Incorporation of the Corporation is hereby amended to read as follows:

“The aggregate number of shares which the Corporation shall have authority to issue is 5,200,000,000 shares of capital, 5,000,000,000 shares of which shall be common stock, par value $0.00001 per share (“Common Stock”), and 200,000,000 shares of which shall be preferred stock, par value $0.00001 per share (“Preferred Stock”).”

4.  The foregoing amendment was adopted on September 13, 2012.

5.  The amendment was adopted by the written consent of shareholders pursuant to the provisions of Section 607.0704 of the Florida Business Corporation Act.  The number of shares as to which such consent related was sufficient for approval.

IN WITNESS WHEREOF, the undersigned President has executed these Articles of Amendment on the 13th day of September, 2012.

     /s/ Larry M. Reid

Larry M. Reid, President